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                                                      Exhibit C


                       NEES GLOBAL, INC.
                    Statement of Cash Flows
         For the Twelve Months Ended December 31, 1998
               (Unaudited, Subject to Adjustment)
                     (thousands of dollars)


Operating Activities:

 Net loss                                                       $(1,128)
 Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Depreciation                                                   1,180
   Loss on investments                                            1,484
   Deferred income taxes                                            466
   (Increase)/decrease in accounts receivable                       (49)
   (Increase)/decrease in other current assets                   (1,163)
   Increase/(decrease) in accounts payable                           19
   Increase/(decrease) in other current liabilities                 343
   Other, net                                                       567
                                                                -------
Net cash used in operating activities                           $ 1,719
                                                                =======

Investing Activities:

 Fixed asset expenditures                                      $(13,416)
 Investment in HydroServ Group, LLC                                (120)
 Investment in Nexus, Inc.                                         (750)
 Investment in AllEnergy Marketing Co., LLC                        (513)
 Investment in New England Water Heater Co., Inc.                (4,228)
                                                               --------
Net cash used in investing activities                          $(19,027)
                                                               ========
Financing Activities:

 Subordinated notes payable to parent-net                       $13,252
 Capital contribution from parent                                 4,353
                                                                -------
Net cash provided by financing activities                       $17,605
                                                                =======
Net increase/(decrease) in cash and cash equivalents            $   297
Cash and cash equivalents at beginning of period                    298
                                                                -------
Cash and cash equivalents at end of period                      $   595
                                                                =======